EXHIBIT 23.1






CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in each of the Registration Statements of Centennial Bancorp's Incentive Stock Option Plan on Form S-8 and Centennial Bancorp's Nonemployee Directors Stock Ownership Plan on Form S-8 of our report dated January 29, 1997, on our audits of the consolidated financial statements of Centennial Bancorp and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is incorporated by reference in this Annual Report on Form 10-K.



         COOPERS & LYBRAND L.L.P.




Eugene, Oregon
March 21, 1997